UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 21, 2007

TOUSA, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32322	76-0460831
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida		33021
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-364-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 21, 2007, George Yeonas was appointed Executive Vice President -Chief Operating Officer, Homebuilding Operations of TOUSA, Inc.(the "Company"). Mr. Yeonas' appointment is part of the Company's restructuring of its operations to a divisional from a regional structure to reflect reduced deliveries and make operations more cost effective.

Mr. Yeonas became an Executive Vice President of the Company's TOUSA Homes, Inc. subsidiary in May 2005. Between November 2004 and May 2005, Mr. Yeonas provided consulting services to the Company. Prior to joining TOUSA Homes, Inc., Mr. Yeonas was a Partner and Chief Operating Officer of Rocky Gorge Homes. From 1997 to 2002, he was Chief Operating Officer, a Board Director and Chief Executive Officer of The Fortress Group, Inc. Before the Fortress Group, Inc., he held executive level positions with Arvida, NVR, Inc., and Trammell Crow Company.

Mr. Yeonas and the Company have agreed to a new compensation package consisting of a base annual salary of $750,000. It is anticipated that Mr. Yeonas' employment agreement will contain confidentiality, non-solicitation of employees and non disparagement obligations in the event of termination. Consistent with Mr. Yeonas' current agreements with the Company, termination of the agreement by the Company "without cause" or by Mr. Yeonas for "good reason" will result in Mr. Yeonas receiving his compensation for the remainder of the term of the agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOUSA, Inc.

December 27, 2007	By:	/s/ Stephen M. Wagman

Name: Stephen M. Wagman
Title: Executive Vice-President and Chief Financial Officer